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                                                                    EXHIBIT 99.1

[ENERGY VENTURES, INC. LETTERHEAD]



May 1, 1997, Houston, Texas - Energy Ventures, Inc. (NYSE-EVI) today announced the completion of the previously announced acquisition GulfMark International, Inc. Prior to the acquisition, GulfMark International distributed to its stockholders the stock of a newly formed company, GulfMark Offshore, Inc., which includes the marine transportation services business previously owned by GulfMark International. There will be no effect on the number of outstanding shares of EVI common stock as a result of the acquisition of GulfMark International.

EVI is an international manufacturer of engineered oilfield products. The Company manufactures drilling tools, premium tubulars and production equipment.


Contact:
James G. Kiley
Vice President and
Chief Financial Officer
(713) 297-8400